EXHIBIT 23.4

Consent of Independent Petroleum Engineers

As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the use of the name Lee Keeling and Associates, Inc. and to references to, and the incorporation by reference of, Lee Keeling and Associates, Inc.’s report dated November 20, 2013, incorporated by reference in the prospectus, which is part of this registration statement on Form S-3, and to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

December 11, 2013